CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

Block40X, Inc.

We hereby consent to the inclusion in Amendment No. 1 to the Offering Circular filed under Regulation A tier 2 on Form 1-A of our report dated January 22, 2025 with respect to the statement of financial condition of Block40X, Inc. as of December 31, 2024 and the related statements of income, statement of changes in shareholders’ equity, retained earnings, and cash flows for the period November 12, 2024 (Inception) through December 31, 2024 and the related notes to the financial statements.

/s/ Junaid Qazi

Junaid Qazi

Licensed CPA

Guam

License# 3882 (GU)

March 4, 2025